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Ingersoll Rand Announces 2006 Fourth Quarter
Earnings from Continuing Operations of $0.74 per Share;
Record Full-year 2006 Revenues and EPS from Continuing Operations

•	Revenues increased by 7% to $2,891 million in the 2006 fourth quarter. Record high full-year 2006 revenues increased by 8% to $11.4 billion.

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Diluted earnings per share (EPS) from continuing operations for the 2006 fourth quarter were $0.74. Record high full-year EPS from continuing operations increased by 10% to $3.39, excluding the third quarter tax reserve charge of $0.08 per share.

•	Full-year 2006 available cash flow* was $762 million.

•	Full-year 2007 forecast EPS range of $3.50 to $3.60 and available cash flow of $900 million.

Hamilton, Bermuda, January 31, 2007 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that revenues increased in the fourth quarter of 2006 compared with the 2005 fourth quarter.

The company reported net earnings of $222.0 million, or EPS of $0.72, for the fourth quarter of 2006. Fourth-quarter earnings included $229.9 million, or EPS of $0.74, from continuing operations, as well as net cost of $7.9 million, or EPS of $(0.02), from discontinued operations, which represent the retained costs and gains on the sale of discontinued businesses. Fourth-quarter earnings included approximately $8 million of costs, or EPS of $(0.02), related to work force reductions throughout the company.

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Net earnings for the 2005 fourth quarter of $291.6 million, or EPS of $0.87, included $272.9 million, or EPS of $0.81, from continuing operations, as well as earnings of $18.7 million, or EPS of $0.06, from discontinued operations. The results of discontinued operations include the gains on sale of divested businesses equal to EPS of $0.08, and retained continuing costs of divested operations equal to net cost of $(0.02) per share.

“Our fourth quarter performance demonstrated the strength of our diversified business portfolio,” said Herbert L. Henkel, chairman, president and chief executive officer. “Double-digit revenue increases in our diversified industrial businesses more than offset revenue declines in businesses affected by the significant slowdown in North American residential markets.

“The corrective actions we initiated in the fourth quarter to reduce costs and, where warranted, to adjust operations consistent with market conditions will deliver benefits throughout 2007.

“Overall, 2006 represented the first significant challenge for the current diversified Ingersoll Rand business portfolio. Our record full-year revenues and earnings per share provide clear evidence that our strategy is working, and that our business execution remains solid.”

Additional Highlights for the 2006 Fourth Quarter

Revenues: The company’s revenues increased by approximately 7% to $2,891 million, compared with revenues of $2,713 million for the 2005 fourth quarter. Approximately 5 percentage points of the revenue increase was attributable to organic growth, with an additional 2 percentage points of growth contributed by acquisitions.

Operating Income and Margins: Operating income of $325.5 million for the fourth quarter of 2006 declined compared with $345.7 million for the fourth quarter of 2005 as significant year-over-year material price increases and negative product mix offset higher volumes, improved pricing and productivity gains. Fourth-quarter operating margins were 11.3% compared with 12.7% in 2005.

Interest and Other Income/Expense: Interest expense was $35.6 million for the 2006 fourth quarter compared with $34.6 million in the 2005 fourth quarter. This increase was primarily due to higher year-over-year average debt balances. Other expense totaled $11.2 million for the fourth quarter, compared to $13.4 million in other income for the fourth quarter of 2005. The year-over-year difference is primarily related to lower interest income from lower cash balances, higher foreign exchange losses and one-time gains reported in the fourth quarter of 2005.

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Taxes: The company’s effective tax rate for continuing operations for the fourth quarter of 2006 was 17.5%, compared with 15.9% in the fourth quarter of 2005.

Full-year 2006 Results

Full-year 2006 net revenues were $11,409 million, an 8% increase compared with net revenues of $10,547 million in 2005. Excluding acquisitions, revenues increased by 7%. Recurring revenues were $2,413 million for 2006, an increase of 11% compared with last year. Operating income for 2006 totaled $1,440.8 million compared with $1,361.8 million in 2005. Operating margins for 2006 were 12.6%, compared with 12.9% in the prior year. The company reported full-year 2006 earnings of $1,032.5 million, or EPS of $3.20, which includes earnings from continuing operations of $1,068.3 million, or EPS of $3.31, and net costs of $35.8 million, or EPS of $(0.11), from discontinued operations. EPS from continuing operations increased by 7% compared with full year 2005. Full year 2006 results include a $27 million earnings charge, taken in the third quarter, to increase tax reserves connected to an audit of the 1998 through 2000 tax years. Excluding this charge, full year earnings from continuing operations would have totaled $3.39 per share, an increase of 10% compared with 2005.

The company reported full-year 2005 earnings of $1,054.2 million, or EPS of $3.09. This included EPS of $3.09 from continuing operations and EPS that netted to zero from discontinued operations. The results of discontinued operations include the gains on sale of divested businesses equal to EPS of $0.10 and retained continuing costs of divested operations equal to net cost of $(0.10) per share.

The company continued to be a strong cash generator with full-year available cash flow in 2006 of $762 million.

Fourth-quarter Business Review

The company classifies its businesses into five reportable segments based on industry and market focus: Climate Control Technologies, Compact Vehicle Technologies, Construction Technologies, Industrial Technologies and Security Technologies.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $863.9 million increased by approximately 13% compared with $763.1 million in the fourth quarter of 2005. Fourth-quarter 2006 operating margins were 11.0%, compared with 11.7% in the 2005 fourth quarter reflecting higher material costs and unfavorable product mix.

Revenues from Climate Control Americas increased by 14% compared with last year. Transport refrigeration revenues increased due to strong activity in the truck and bus markets, higher sales of aftermarket parts and growing sales of Tripac® auxiliary power units. Supermarket display case volumes also increased significantly due to improved market conditions and market share gains.

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Revenues from international operations increased by approximately 12% compared with the fourth quarter of 2005. Strong European markets for trailers and higher shipments of display cases drove increased revenue. Asian revenues declined due to lower sales of display cases. Seagoing container volumes increased in the fourth quarter of 2006 despite soft end markets.

 Compact Vehicle Technologies includes Bobcat® compact equipment and Club Car® golf cars and utility vehicles. Total revenues decreased by approximately 12% to $578.0 million compared with $657.3 million in the fourth quarter of 2005. Operating margins of 6.4% declined compared with last year.

Bobcat revenues decreased by more than 15% compared with the fourth quarter of 2005, due to the ongoing contraction in the North American market for compact equipment and a related planned reduction in shipments to distributors to draw down their equipment inventories. Bobcat distributors significantly reduced inventories during the second half of the year and their equipment stocks starting 2007 are consistent with expected retail demand. Bobcat margins declined due to lower revenues, unfavorable cost absorption from reduced factory production and unfavorable product and geographic mix.

Club Car revenues increased by approximately 6%, reflecting increased golf car sales from market share gains and higher sales of transport and utility vehicles. Club Car revenues, operating income and market share reached record levels for full year 2006.

Construction Technologies includes Ingersoll Rand® road pavers, compactors, portable power products, general purpose construction equipment and attachments. Revenues were $319.8 million and increased by 21% compared with the fourth quarter of 2005, primarily due to continuing strength in the international road development and repair markets and ongoing improvement in worldwide markets for attachments and utility equipment. Segment operating margins increased to 6.8% from 3.6%, as higher volumes offset material cost increases and negative product and geographic mix.

Industrial Technologies provides solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid handling, and energy generation systems. Total revenues in the fourth quarter increased by approximately 15% to $541.1 million. Fourth-quarter operating margins were 14.4% compared with 12.2% in 2005. The strong revenue gain primarily reflects higher worldwide sales of complete units of air compressors and increased revenues from the aftermarket business. Operating margin improvement was due to higher volumes, pricing gains and improved productivity.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. Fourth-quarter revenues increased by approximately 5% to $587.7 million. Worldwide growth in commercial security markets offset declining North American residential activity and reduced lock shipments related to inventory reductions at certain “Big Box” retail customers. The operating margin for the fourth quarter of 2006 was 20.0% compared with 20.6% in 2005. Higher volumes, pricing actions and cost reductions helped to offset significant year-over-year cost increases for non-ferrous metals.

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Balance Sheet

Total debt at the end of the fourth quarter of 2006 was approximately $1,985 million compared with $2,117 million at the end of the fourth quarter of last year. The debt-to-capital ratio was 26.8% at the end of the fourth quarter, consistent with the prior year. “During 2006 we maintained a strong balance sheet and our debt to capital ratio is comfortably below our long term target range of 30% to 35%,” said Henkel.

During the fourth quarter, the company purchased 2.6 million shares of Ingersoll Rand stock for approximately $100 million, completing a $2 billion share repurchase program first authorized by the Board of Directors in 2004. The company purchased approximately 51 million shares since the inception of that program and reduced shares outstanding by approximately 14%. On December 7, 2006, the Board of Directors authorized a new share repurchase program for $2 billion. The company expects to initiate the new program in the first quarter of 2007.

2007 Outlook

“Many of Ingersoll Rand’s major end markets continued to experience solid demand as we closed out 2006,” said Henkel.

“Based on the forecasted macro-economic environment, we anticipate revenue growth of approximately 4% to 5% for 2007. We also expect to supplement our revenue growth with new bolt-on acquisitions. Operating margins are expected to be consistent with 2006 as higher volumes and ongoing productivity actions offset material cost inflation and investments to drive dramatic growth and operational excellence. Full-year 2007 earnings from continuing operations are forecasted to increase to a range of $3.61 to $3.71 per share compared with $3.31 per share in 2006. Full-year discontinued operations are forecast at $(0.11) per share of costs. Earnings per share from total operations for full-year 2007 are expected to be in the range of $3.50 to $3.60. The full-year 2007 forecast reflects a tax rate of approximately 18% for continuing operations.

“Available cash flow in 2007 is anticipated to exceed $900 million. We expect to pursue internal investments that drive global organic growth, bolt-on acquisitions, stock buybacks and dividend enhancements from the cash flow generated in 2007. We expect to invest approximately one billion dollars between share buybacks and acquisitions in 2007,” said Henkel.

 “We expect end markets and material costs in the first quarter of 2007 to be consistent with the fourth quarter 2006. We anticipate continuing weak residential construction markets in the first quarter, followed by a slow, gradual recovery for the balance of 2007. As a result, first-quarter 2007 earnings from continuing operations are expected to be in a range of $0.68 to $0.73 per share,” said Henkel. First-quarter 2007 discontinued operations are forecast at $(0.03) per share of costs, resulting in first-quarter 2007 total earnings in the range of $0.65 to $0.70 per share compared with EPS of $0.76 for the first quarter of 2006.

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*Available cash flow consists of cash flow from operating activities excluding discretionary pension contributions less capital expenditures.

Ingersoll Rand is a leading diversified industrial company providing products, services and integrated solutions to industries ranging from transportation and manufacturing to food retailing, construction, and agriculture. With a 100-year-old heritage of technological innovation, we help companies worldwide to be more productive, efficient and innovative. In every line of our business, Ingersoll Rand enables companies and their customers to turn work into progress. For more information, visit www.ingersollrand.com.
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This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2006.

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1/31/07

(See Accompanying Tables)

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INGERSOLL-RAND COMPANY, LIMITED
Consolidated Income Statement
Fourth Quarter and Twelve Months
(In millions, except per share amounts)

UNAUDITED

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Revenues	$2,890.5	$2,713.3	$11,409.3	$10,546.9

Cost of goods sold	2,167.0	1,993.7	8,424.2	7,744.1

Selling & administrative expenses	398.0	373.9	1,544.3	1,441.0

Operating income	325.5	345.7	1,440.8	1,361.8

Interest expense	(35.6)	(34.6)	(131.8)	(144.3)

Other income (expense)	(11.2)	13.4	(9.0)	40.3

Earnings before taxes	278.7	324.5	1,300.0	1,257.8

Provision for taxes	48.8	51.6	231.7	204.7

Earnings from continuing operations	229.9	272.9	1,068.3	1,053.1

Discontinued operations, net of tax	(7.9)	18.7	(35.8)	1.1

Net earnings	$222.0	$291.6	$1,032.5	$1,054.2

Basic earnings per share
Continuing operations	$0.75	$0.82	$3.34	$3.12
Discontinued operations	(0.03)	0.06	(0.11)	0.00
	$0.72	$0.88	$3.23	$3.12

Diluted earnings per share
Continuing operations	$0.74	$0.81	$3.31	$3.09
Discontinued operations	(0.02)	0.06	(0.11)	0.00
	$0.72	$0.87	$3.20	$3.09

Weighted-average number of common
shares outstanding:
Basic	307.2	331.6	319.9	337.6
Diluted	310.0	334.9	323.1	341.3

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
Fourth Quarter and Twelve Months
(In millions, except percentages)

UNAUDITED

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Climate Control Technologies
Revenues	$863.9	$763.1	$3,171.0	$2,853.6
Operating income	94.7	89.3	356.0	315.1
and as a % of revenues	11.0%	11.7%	11.2%	11.0%

Compact Vehicle Technologies
Revenues	578.0	657.3	2,641.2	2,681.1
Operating income	36.8	96.8	358.0	415.2
and as a % of revenues	6.4%	14.7%	13.6%	15.5%

Construction Technologies
Revenues	319.8	264.3	1,362.3	1,168.6
Operating income	21.7	9.5	148.0	103.8
and as a % of revenues	6.8%	3.6%	10.9%	8.9%

Industrial Technologies
Revenues	541.1	471.0	1,949.8	1,743.9
Operating income	77.9	57.5	262.0	224.9
and as a % of revenues	14.4%	12.2%	13.4%	12.9%

Security Technologies
Revenues	587.7	557.6	2,285.0	2,099.7
Operating income	117.7	115.0	400.2	380.7
and as a % of revenues	20.0%	20.6%	17.5%	18.1%

Total
Revenues	$2,890.5	$2,713.3	$11,409.3	$10,546.9
Operating income	348.8	368.1	1,524.2	1,439.7
and as a % of revenues	12.1%	13.6%	13.4%	13.7%

Unallocated corporate expense	(23.3)	(22.4)	(83.4)	(77.9)

Consolidated operating income	$325.5	$345.7	$1,440.8	$1,361.8
and as a % of revenues	11.3%	12.7%	12.6%	12.9%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION